CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisitions

The Company Acquired an Industrial Injury Prevention Business
and a Physical Therapy Practice

Houston, TX, May 1, 2024 – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services (“IIP”), announced the acquisition of an IIP services business by one of its primary IIP companies, Briotix Health Limited Partnership (“Briotix”).  Briotix purchased 100% of the IIP services business for a total purchase price of approximately $24.0 million. The business currently generates approximately $11.0 million in annual revenues.  In a separate transaction, USPH also acquired a two-clinic physical therapy practice with approximately $1.0 million in annual revenue, which is being tucked into a larger recently acquired practice.
Chris Reading, Chief Executive Officer, said, “We are extremely pleased to announce our industrial injury prevention acquisition today.  The relationships with this team extend for many years and there is a great respect for what they have built over a long period of time.  This opportunity will fit well within our Briotix partnership from an operational and cultural perspective and will open us up to several new industry verticals in transportation, construction and manufacturing. Additionally, we look forward to cross-selling opportunities for the more than 20 Briotix program offerings now available.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 683 outpatient physical therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 41 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.